EXHIBIT 23.1

                           CONSENT OF INDEPENDENT
                        CERTIFIED PUBLIC ACCOUNTANTS

JD American Workwear, Inc.
Coventry, Rhode Island

      We hereby consent to the incorporation by reference in the Prospectus constituting part of this Post Effective Amendment No. 1 on Form S-3 to the Registration Statement on Form SB-2 of our report dated May 20, 1998 (June 12, 1998, as to notes 1 and 10), relating to our audit of the financial statements of JD American Workwear, Inc. appearing in the Company's Annual Report on Form 10-KSB as of and for the year ended February 28, 1998.

      We also consent to the reference to our firm under the caption "Interests of Named Experts and Counsel" included in the Prospectus.



                                       BDO Seidman, LLP


Boston, Massachusetts
December 9, 1998